Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX TO RECEIVE $5 MILLION MILESTONE PAYMENT FOR ACCEPTANCE OF EUROPEAN MARKETING AUTHORIZATION APPLICATION FOR PEGINESATIDE

Palo Alto, Calif., February 27, 2012 — Affymax, Inc. (Nasdaq: AFFY) today announced that it will receive a $5 million development milestone payment from Takeda Pharmaceutical Company as part of the companies’ exclusive global agreement to develop and commercialize peginesatide.  The milestone is triggered by the European Medicines Agency (EMA) acceptance of the Marketing Authorization Application (MAA) for the investigational compound peginesatide for the treatment of anemia associated with chronic kidney disease (CKD) in adult patients on dialysis.

“We are delighted with Takeda’s execution on the European front and are encouraged by the EMA acceptance of the MAA,” said John Orwin, president and CEO of Affymax.  “While we are concurrently preparing for potential commercialization of peginesatide in the United States, we are pleased that progress is being made to potentially make the product available outside the U.S.”

Peginesatide was discovered by Affymax, and if approved, will be co-marketed by Affymax and Takeda in the United States. Takeda has commercialization rights in the European Union. In the United States, the scheduled Prescription Drug User Fee Act (PDUFA) date for peginesatide is March 27, 2012.

About Peginesatide

Peginesatide is a synthetic PEGylated peptidic compound that binds to and stimulates the erythropoietin receptor and thus acts as an erythropoiesis stimulating agent (ESA). The peginesatide Phase 3 clinical program was the largest to support the new drug application of an ESA in the treatment of anemia in chronic kidney disease and the first to prospectively evaluate the cardiovascular safety of an ESA via an analysis of independently adjudicated cardiovascular events. The compound was discovered by Affymax and is being co-developed by Affymax and Takeda. If approved, peginesatide may be the first once-monthly product for anemia in CKD for dialysis patients available in the United States.

About Anemia in Chronic Kidney Disease

Anemia is a common complication in CKD that impacts the overall health and well-being of CKD patients and is associated with increased rates of hospitalization and mortality.  ESAs are medications commonly prescribed to treat anemia and stimulate red blood cell production. Research has shown that there may be challenges with anemia management due to factors such as, hemoglobin( Hb) variability and stability, among other concerns.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the continuation and success of our collaboration with Takeda, the timing and potential for the EMA approval of the MAA for peginesatide in Europe, the timing and potential for the U.S. Food and Drug Administration (FDA) approval of the New Drug Application (NDA) for peginesatide and the timing, design and progress of the peginesatide development program. Affymax’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the EMA approval of the MAA, risks relating to the FDA approval of the NDA, risks relating to regulatory requirements, including pre-or post-marketing studies and Risk Evaluation and Mitigation Strategy (REMS), in particular the FDA’s interpretation and review of the data in the NDA including issues related to the subgroup analyses in non-dialysis, study design, the completeness of the NDA, including data quality and integrity in our non-inferiority designed trials, the continued safety and efficacy of peginesatide in clinical development, the timing of patient accrual in ongoing and planned clinical studies, research and development efforts, industry and competitive environment, potential delays or additional studies that may be required by the FDA or other regulatory authorities, financing requirements and our ability to access capital and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Affymax undertakes no obligation to update any forward-looking statement in this press release.

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